UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 26, 2008

Inovio Biomedical Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11494 Sorrento Valley Road, San Diego, California	92121-1318
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 597-6006

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 26, 2008, Inovio Biomedical Corporation, the registrant, through its wholly-owned operating subsidiary, Genetronics, Inc. (the “Company”), received notice from UBS Bank USA (“UBS”) that the Company’s application had been approved for a $5 million uncommitted demand revolving line of credit (“Line of Credit”) secured in part by auction rate securities (“ARS”) held by the Company in an account with UBS Financial Services, Inc. (the “Collateral Account”). Advances under the Line of Credit bear interest at LIBOR plus 1.00% (the “Spread Over LIBOR”). UBS may change the Spread Over LIBOR at its discretion when the Collateral (as defined below) consisting of ARS may be sold, exchanged or otherwise conveyed by the Company for gross proceeds that are, in the aggregate, not less than the par value of such securities.

The Company must request an initial advance of at least $25,001 under the Line of Credit, which it did on August 26, 2008, in an amount of $700,000.  However, UBS has no obligation to make any advances to the Company and will evaluate and fund or reject each advance request as received.  Each advance requested and funded will be due and payable by the Company on demand of UBS, and the Company may repay any advance at any time, in whole or in part, without penalty. Pursuant to the credit line agreement, the Company will automatically transfer (a) all proceeds of any liquidation, redemption, sale or other disposition of all or part of the ARS in the Collateral Account; (b) all interest, dividends, distributions, premiums, other income and payments that are received in the Collateral Account in respect of any Collateral (as defined below); and (c) any cash, check or other deposit (other than deposits of securities) made to the Collateral Account (collectively, the “Additional Payments”) to UBS as payments for amounts due under the Line of Credit.  The Company may elect to cancel the Additional Payments, which may result in higher applicable interest rates under the Line of Credit. UBS may demand full or partial payment of the Line of Credit obligations at its sole option and without cause, at any time, and advances under the Line of Credit are not extended for any specific term or duration. UBS may, at any time, in its discretion, terminate and cancel the Line of Credit regardless of whether or not an event of default with respect to the representations, warranties or covenants has occurred under the Line of Credit, upon which time the obligations under the Line of Credit shall be immediately due and payable in full. The Company may not use any proceeds of any advance either to purchase, carry or trade in securities or to repay any debt (a) used to purchase, carry or trade in securities or (b) to any affiliate of UBS.

The Line of Credit is collateralized by a first priority lien and security interest in (a) the Collateral Account, including but not limited to any financial assets or other investment property now or in the future credited to or carried, held, or maintained in the Collateral Account; (b) any over-the-counter options, futures, foreign exchange swap or similar contracts between the Company and UBS or any of its affiliates; (c) all of the Company’s accounts at UBS or any of UBS’ affiliates; (d) all supporting obligations and other rights ancillary or attributable to any of the foregoing; and (e) all interest, dividends or other proceeds of any of the foregoing (the “Collateral”).  The Company is required to maintain Collateral in its Collateral Account having an aggregate lending value as specified by UBS from time to time.  If at any time any Collateral consisting of ARS may be sold or otherwise conveyed by the Company for gross proceeds that are, in the aggregate, not less than the par value of such securities (a “Par Value Liquidation”), the Company must immediately effect such Par Value Liquidation and use the proceeds to pay down any and all outstanding credit line obligations to the extent of such proceeds.  Upon the occurrence of an event of default under the Line of Credit, any amount due and not paid on an advance will bear interest at an amount equal to the interest rate applicable to the advance immediately prior to the event of default plus 2.00%.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

10.1	Credit Line Account Application and Agreement, including Addendum

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2008

INOVIO BIOMEDICAL CORPORATION

By:	/s/ Peter Kies
Peter Kies, Chief Financial Officer